As filed with the Securities and Exchange Commission on December 3, 2012

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

STRATASYS LTD.

(Exact name of registrant as specified in its charter)

Israel	Not Applicable
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification Number)

c/o Stratasys, Inc. 7665 Commerce Way Eden Prairie, Minnesota 55344	2 Holtzman Street, Science Park P.O. Box 2496 Rehovot, Israel 76124
(Address of Principal Executive Offices)(Zip Code)

Stratasys Ltd. Amended and Restated 2004 Omnibus Stock Option and Restricted Stock Incentive Plan

Stratasys, Inc. 1998 Incentive Stock Option Plan

Stratasys, Inc. 2000 Incentive Stock Option Plan

Stratasys, Inc. 2002 Long-Term Performance and Incentive Plan

Stratasys, Inc. 2008 Long-Term Performance and Incentive Plan

(Full Title of the Plans)

S. Scott Crump
c/o Stratasys, Inc.
7665 Commerce Way
Eden Prairie, MN 55344

(Name and address of agent for service)

(952) 937-3000

(Telephone number, including area code, of agent for service)

Copies to:

J. David Chertok, Adv. David S. Glatt, Adv. Jonathan M. Nathan, Adv. Meitar Liquornik Geva & Leshem Brandwein 16 Abba Hillel Silver Rd. Ramat Gan 52506, Israel Tel: +972-3-610-3100	Timothy Moore, Esq. Marc Recht, Esq. Cooley LLP 3175 Hanover Street Palo Alto, CA 94304-1130 Tel: (650) 843-5000	Eric Honick, Esq. McLaughlin & Stern, LLP 260 Madison Avenue New York, NY 10016 Tel: (212) 448-1100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a small reporting company. (Check one):

Large accelerated filer	☐		Accelerated filer	☐
Non-accelerated filer	☒	(Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered (1)	Amount to be Registered (2)	Proposed Maximum Offering Price per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Ordinary Shares, par value New Israeli Shekel (“NIS”) 0.01 per share (“Ordinary Shares”)	1,466,752	$2.21	(3)	$3,237,875		$441.65
Ordinary Shares	867,219	$6.52	(3)	$5,652,750		$771.04
Ordinary Shares	478,455	$7.82	(3)	$3,742,425		$510.47
Ordinary Shares	478,491	$15.64	(3)	$7,485,413		$1,021.01
Ordinary Shares	1,103,765		(4)		(4)		(4)
Total:				$20,118,463		$2,744.17

(1)

This Registration Statement registers the offering and issuance of Ordinary Shares pursuant to equity awards that (i) are outstanding under the Stratasys Ltd. Amended and Restated 2004 Omnibus Stock Option and Restricted Stock Incentive Plan (the “2004 Plan” or the “Stratasys Ltd. Plan”); and (ii) are outstanding under the Stratasys, Inc. 1998 Incentive Stock Option Plan, Stratasys, Inc. 2000 Incentive Stock Option Plan, Stratasys, Inc. 2002 Long-Term Performance and Incentive Plan and Stratasys, Inc. 2008 Long-Term Performance and Incentive Plan (collectively, the “Stratasys, Inc. Plans”, and together with the Stratasys Ltd. Plan, the “Plans”). Each of the Stratasys, Inc. Plans was assumed by the Registrant as a result of the consummation on December 1, 2012 of the transactions contemplated by the Agreement and Plan of Merger, dated as of April 13, 2012, by and among the Registrant (formerly known as Objet Ltd.), Stratasys, Inc., Seurat Holdings Inc., an indirect wholly-owned subsidiary of the Registrant (“Holdco”), and Oaktree Merger Inc., a direct wholly-owned subsidiary of Holdco, as amended.

(2)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such indeterminate number of Ordinary Shares as may be offered or issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions pursuant to the terms of the Plans.

(3)	Calculated in accordance with Rule 457(h)(1) promulgated under the Securities Act, based on the exercise price of outstanding options that have been issued under the 2004 Plan
(4)

All filing fees payable with respect to the registration of these securities were paid in connection with the filing of the Registrant’s Registration Statement on Form F-4 (File No. 333—182025), which registered a total of 23,108,829 Ordinary Shares, including the 1,103,765 Ordinary Shares issuable under the Stratasys, Inc. Plans that are being registered hereunder and that are reflected in this row.

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) registers the issuance and sale of a total of up to 4,394,681 ordinary shares, par value New Israeli Shekel (“NIS”) 0.01 per share (“Ordinary Shares”), of Stratasys Ltd. (“Stratasys,” the “Company,” the “Registrant,” “our company,” “we” or “us”) that may potentially be issued or sold by the Registrant to its and/or its subsidiaries’ officers, employees, directors and consultants, consisting of (i) 3,290,916 Ordinary Shares issuable pursuant to outstanding equity grants under the Stratasys Ltd. Amended and Restated 2004 Omnibus Stock Option and Restricted Stock Incentive Plan (the “2004 Plan” or the “Stratasys Ltd. Plan”), and (ii) a total of 1,103,765 Ordinary Shares issuable pursuant to outstanding equity grants under the Stratasys, Inc. 1998 Incentive Stock Option Plan, Stratasys, Inc. 2000 Incentive Stock Option Plan, Stratasys, Inc. 2002 Long-Term Performance and Incentive Plan and Stratasys, Inc. 2008 Long-Term Performance and Incentive Plan (collectively, the “Stratasys, Inc. Plans”, and together with the Stratasys Ltd. Plan, the “Plans”), respectively. The Stratasys, Inc. Plans were assumed by the Registrant on December 1, 2012 as a result of the consummation of the transactions whereby Stratasys, Inc. became a wholly-owned subsidiary of the Registrant, pursuant to the Agreement and Plan of Merger (as amended, the “Merger Agreement”), dated as of April 13, 2012, by and among the Registrant, Stratasys, Inc., Seurat Holdings Inc., an indirect wholly-owned subsidiary of the Registrant (“Holdco”), and Oaktree Merger Inc., a direct wholly-owned subsidiary of Holdco.  The offer and sale of those 1,103,765 Ordinary Shares under the Stratasys, Inc. Plans were initially registered by the Registrant on the Registration Statement on Form F—4 (File No. 333—182025), which the Registrant initially filed on June 8, 2012 and which became effective on August 8, 2012 (the “Form F-4”).

All filing fees payable in connection with the registration of the offer and sale of the 1,103,765 Ordinary Shares covered by the Stratasys, Inc. Plans were paid by the Registrant to the Securities and Exchange Commission (the “Commission”) at the time of the initial filing of the Form F-4.

PART I

INFORMATION REQUIRED IN

THE SECTION 10(a) PROSPECTUS

Item 1.           Plan Information.

The documents containing the information concerning the Plans required by Item 1 of this Registration Statement, and the statement of availability of registrant information and other information required by Item 2 of Form S-8, will be sent or given to persons eligible to participate in the Plans as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). We will maintain a file of such documents in accordance with the provisions of Rule 428 and, upon request, will furnish to the Securities and Exchange Commission (the “Commission”) or its staff a copy or copies of documents included in such file.  Pursuant to the instructions to Form S-8, these documents are not required to be and are not being filed either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.  These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute part of a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.           Registrant Information and Employee Plan Annual Information.

Any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in this prospectus) and the other documents required to be delivered to employees pursuant to Rule 428(b) under the Securities Act, will be available without charge to participants in the Plans upon written or oral request by contacting:

Stratasys Ltd.
2 Holtzman Street
Science Park, P.O. Box 2496
Rehovot 76124, Israel

Telephone: +972-74-745-4233

Attn: Ilan Levin

or

Stratasys Ltd.

c/o Stratasys, Inc.

7665 Commerce Way

Eden Prairie, MN 55344

Telephone: (952) 937-3000

Attn: Scott Loscheider

PART II

Information Required in the Registration Statement

Item 3.  Incorporation of Documents by Reference.

We hereby incorporate by reference herein the following documents (or portions thereof) that we have filed with or furnished to the Commission:

(a)  The prospectus/proxy statement filed by our company (then known as Objet Ltd.) pursuant to Rule 424(b)(3) under the Securities Act in connection with our registration statement on Form F-4 (Commission File No. 333-182025), filed with the Commission on August 8, 2012.

(b)  The description of our Ordinary Shares under “Item 1. Description of Registrant’s Securities to be Registered” in our company’s registration statement on Form 8-A, filed with the Commission on December 3, 2012.

All other documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act and, to the extent designated therein, Reports on Form 6-K furnished by us to the Commission, in each case, subsequent to the effective date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered under the Registration Statement have been sold, or deregistering all securities then remaining unsold, are also incorporated herein by reference and shall be a part hereof from the date of the filing or furnishing of such documents.

Any statement contained in a document incorporated or deemed incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.     Description of Securities.

Not required.

Item 5.     Interests of Named Experts and Counsel.

The legality of the Ordinary Shares offered under this Registration Statement will be passed upon for us by Meitar Liquornik Geva Leshem Brandwein LLP, Ramat Gan, Israel. A trust for the benefit of partners in Meitar Liquornik Geva & Leshem Brandwein holds options to purchase 17,259 Ordinary Shares.

Item 6.  Indemnification of Directors and Officers.

An Israeli company may indemnify an office holder (that is, a (i) general manager, (ii) chief business manager, (iii) deputy general manager, (iv) vice general manager, (v) any other person assuming the responsibilities of any of the forgoing positions without regard to such person’s title, (vii) director and (viii) any other manager directly subordinate to the general manager), in respect of certain liabilities either in advance of an event or following an event, provided that a provision authorizing such indemnification is inserted in its articles of association. Our articles of association contain such a provision. An undertaking provided in advance by an Israeli company to indemnify an office holder with respect to a financial liability imposed on him or her in favor of another person pursuant to a judgment, settlement or arbitrator’s award approved by a court must be limited to events which in the opinion of the board of directors can be foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount or a criteria determined by the board of directors as reasonable under the circumstances, and such undertaking must detail the above-mentioned events and amount or criteria.

In addition, a company may indemnify an office holder against the following liabilities incurred for acts performed as an office holder:

• reasonable litigation expenses, including attorneys’ fees, incurred by the office holder as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (i) no indictment was filed against such office holder as a result of such investigation or proceeding; and (ii) no financial liability, such as a criminal penalty, was imposed upon him or her as a substitute for the criminal proceeding as a result of such investigation or proceeding or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent; and

• reasonable litigation expenses, including attorneys’ fees, incurred by the office holder or imposed by a court in proceedings instituted against him or her by the company, on its behalf or by a third party or in connection with criminal proceedings in which the office holder was acquitted or as a result of a conviction for a crime that does not require proof of criminal intent.

An Israeli company may insure a director or officer against the following liabilities incurred for acts performed as a director or officer:

• a breach of duty of care to the company or to a third party, including a breach arising out of the negligent conduct of an office holder;

• a breach of duty of loyalty to the company, provided the director or officer acted in good faith and had a reasonable basis to believe that the act would not prejudice the interests of the company; and

• financial liabilities imposed on the office holder for the benefit of a third party.

An Israeli company may not indemnify or insure an office holder against any of the following:

• a breach of duty of loyalty, except to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

• a breach of duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder;

• an act or omission committed with intent to derive illegal personal benefit; or

• a fine levied against the office holder.

Under the Israeli Companies Law, 1999, indemnification and insurance of office holders must be approved by our audit committee and board of directors and, in respect of our directors, by our shareholders as well. Our directors and officers are currently covered by a directors’ and officers’ liability insurance policy with respect to specified claims. To date, no claims for liability have been filed under this policy. The extent of the coverage under this policy has been expanded as a result of the consummation of the merger by and among the Company (formerly known as Objet Ltd.), Stratasys, Inc. and two indirect subsidiaries of the Company (to which we refer hereinafter as the merger), pursuant to which we became a public, reporting company, in light of the greater exposure to which our directors and officers are subject as a public company listed in the United States. In connection with the merger, we also entered into indemnification agreements with each of our directors and officers and the directors and officers of our subsidiaries providing them with indemnification for liabilities or expenses incurred as a result of acts performed by them in their capacity as our, or our subsidiaries’, directors and officers.

Under the terms of the agreement providing for the merger, or the merger agreement, we also agreed to honor all rights to indemnification and exculpation existing in favor of a director or officer of Stratasys, Inc. or its subsidiaries under Stratasys, Inc.’s certificate of incorporation and bylaws (or under a subsidiary’s comparable organizational documents), and under and any indemnification or other similar agreements, that were in effect on the date of the merger agreement. From the effective time of the merger until the sixth anniversary of the effective time, we will also cover the directors and officers of Stratasys, Inc. and its subsidiaries with respect to acts or omissions occurring prior to the effective time of the merger under the pre-existing directors’ and officers’ liability insurance policy maintained by our company as of the date of the merger agreement or under a comparable policy with limits, terms and conditions at least as favorable as the limits, terms and conditions in the former policy of Stratasys, Inc.

Each of the foregoing indemnification obligations is limited both in terms of amount and coverage. In the opinion of the Commission, however, indemnification of directors and office holders for liabilities arising under the Securities Act is against public policy and therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Exhibit
4.1	Stratasys Ltd. Amended and Restated 2004 Omnibus Stock Option and Restricted Stock Incentive Plan (1)
4.2	Stratasys, Inc. 1998 Incentive Stock Option Plan (2)
4.3	Stratasys, Inc. 2000 Incentive Stock Option Plan (3)
4.4	Stratasys, Inc. 2002 Long-Term Performance and Incentive Plan (4)
4.5	Stratasys, Inc. 2008 Long-Term Performance and Incentive Plan (5)
4.6	Articles of Association of the Registrant (6)
4.7	Memorandum of Association of the Registrant (7)
4.8	Specimen ordinary share certificate of the Registrant (8)
5	Opinion of Meitar Liquornik Geva & Leshem Brandwein as to the legality of Stratasys Ltd.’s ordinary shares being registered*
23.1	Consent of Kesselman & Kesselman, a member firm of PricewaterhouseCoopers International Limited, an independent registered public accounting firm*
23.2	Consent of Grant Thornton LLP*
23.3	Consent of Meitar Liquornik Geva & Leshem Brandwein (included in Exhibit 5)*
24	Power of Attorney (included on the signature page of this Registration Statement)*

(1)	Incorporated by reference to Exhibit 10.5 to the Registrant’s Registration Statement on Form F-4 (Commission File No. 333-182025), filed with the Commission on June 8, 2012.
(2)

Incorporated by reference to the appendix to Stratasys, Inc.’s definitive Proxy Statement on Schedule 14A for its 1998 Annual Meeting of Stockholders (Commission File No. 001-13400), filed with the Commission on April 13, 1998.

(3)	Incorporated by reference to Exhibit 4.5 to Stratasys, Inc.’s Registration Statement on Form S-8 (Commission File No. 333-32782), filed with the Commission on March 17, 2000.

(4)

Incorporated by reference to Appendix A to Stratasys, Inc.’s definitive Proxy Statement on Schedule 14A for its 2002 Annual Meeting of Stockholders (Commission File No. 001-13400), filed with the Commission on April 5, 2002.

(5)	Incorporated by reference to Exhibit 10.6 to Stratasys, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2008, filed with the Commission on March 11, 2009.
(6)

Incorporated by reference to Annex G to the proxy statement/prospectus included in the Registrant’s Registration Statement on Form F-4 (Commission File No. 333-182025), filed with the Commission on June 8, 2012.

(7)	Incorporated by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form F-4 (Commission File No. 333-182025), filed with the Commission on June 8, 2012.
(8)	Incorporated by reference to Exhibit 4.1 to Amendment No. 3 to the Registrant’s Registration Statement on Form F-4 (Commission File No. 333-182025), filed with the Commission on August 6, 2012.
*	Filed herewith

Item 9. Undertakings.

(a)           The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)       To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)       To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)       To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)          That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rehovot, State of Israel, on this 3rd day of December, 2012.

Stratasys Ltd.

By:	/s/ David Reis
Name:	David Reis
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that the undersigned officers and directors of Stratasys Ltd., an Israeli corporation, do hereby constitute and appoint David Reis, Chief Executive Officer, and Erez Simha, Chief Financial Officer, and each of them, their lawful attorneys-in-fact and agents with full power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, and any one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement.  Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms that all said attorneys and agents, or any one of them, shall do or cause to be done by virtue hereof.  This Power of Attorney may be signed in several counterparts.

IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ David Reis	Chief Executive Officer (Principal Executive	December 3, 2012
David Reis	Officer)

/s/Erez Simha	Chief Financial Officer (Principal Financial and	December 3, 2012
Erez Simha	Accounting Officer)

/s/ S. Scott Crump	Chairman of the Board	December 3, 2012
S. Scott Crump

/s/ Elchanan Jaglom	Chairman of the Executive Committee and	December 3, 2012
Elchanan Jaglom	Director

/s/ Edward J. Fierko	Director	December 3, 2012
Edward J. Fierko

/s/ Ilan Levin	Director	December 3, 2012
Ilan Levin

/s/ John J. McEleney	Director	December 3, 2012
John J. McEleney

Signature	Title	Date

/s/ Clifford H. Schwieter	Director	December 3, 2012
Clifford H. Schwieter

/s/ Adina Shorr	Director	December 3, 2012
Adina Shorr

s/ Eyal Desheh	External Director	December 3, 2012
Eyal Desheh

s/ Victor Leventhal	External Director	December 3, 2012
Victor Leventhal

AUTHORIZED REPRESENTATIVE IN
THE UNITED STATES:

Stratasys, Inc.

By:	/s/ S. Scott Crump
Name:	S. Scott Crump
Title:	Chairman of the Board
Date:	December 3, 2012

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.

EXHIBITS

TO

FORM S-8

UNDER

SECURITIES ACT OF 1933

STRATASYS LTD.

EXHIBIT INDEX

Exhibit Number	Exhibit
4.1	Stratasys Ltd. Amended and Restated 2004 Omnibus Stock Option and Restricted Stock Incentive Plan (1)
4.2	Stratasys, Inc. 1998 Incentive Stock Option Plan (2)
4.3	Stratasys, Inc. 2000 Incentive Stock Option Plan (3)
4.4	Stratasys, Inc. 2002 Long-Term Performance and Incentive Plan (4)
4.5	Stratasys, Inc. 2008 Long-Term Performance and Incentive Plan (5)
4.6	Articles of Association of the Registrant (6)
4.7	Memorandum of Association of the Registrant (7)
4.8	Specimen ordinary share certificate of the Registrant (8)
5	Opinion of Meitar Liquornik Geva & Leshem Brandwein as to the legality of Stratasys Ltd.’s ordinary shares being registered*
23.1	Consent of Kesselman & Kesselman, a member firm of PricewaterhouseCoopers International Limited, an independent registered public accounting firm*
23.2	Consent of Grant Thornton LLP*
23.3	Consent of Meitar Liquornik Geva & Leshem Brandwein (included in Exhibit 5)*
24	Power of Attorney (included on the signature page of this Registration Statement)*

(1)	Incorporated by reference to Exhibit 10.5 to the Registrant’s Registration Statement on Form F-4 (Commission File No. 333-182025), filed with the Commission on June 8, 2012.
(2)

Incorporated by reference to the appendix to Stratasys, Inc.’s definitive Proxy Statement on Schedule 14A for its 1998 Annual Meeting of Stockholders (Commission File No. 001-13400), filed with the Commission on April 13, 1998.

(3)	Incorporated by reference to Exhibit 4.5 to Stratasys, Inc.’s Registration Statement on Form S-8 (Commission File No. 333-32782), filed with the Commission on March 17, 2000.
(4)

Incorporated by reference to Appendix A to Stratasys, Inc.’s definitive Proxy Statement on Schedule 14A for its 2002 Annual Meeting of Stockholders (Commission File No. 001-13400), filed with the Commission on April 5, 2002.

(5)	Incorporated by reference to Exhibit 10.6 to Stratasys, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2008, filed with the Commission on March 11, 2009.
(6)

Incorporated by reference to Annex G to the proxy statement/prospectus included in the Registrant’s Registration Statement on Form F-4 (Commission File No. 333-182025), filed with the Commission on June 8, 2012.

(7)	Incorporated by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form F-4 (Commission File No. 333-182025), filed with the Commission on June 8, 2012.
(8)	Incorporated by reference to Exhibit 4.1 to Amendment No. 3 to the Registrant’s Registration Statement on Form F-4 (Commission File No. 333-182025), filed with the Commission on August 6, 2012.
*	Filed herewith